Exhibit 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN INCREASES DIVIDEND FOR 15TH CONSECUTIVE YEAR
SINCE INITIATION AND DECLARES QUARTERLY DIVIDEND

STAMFORD, CT, February 27, 2019 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that based on its continued strong financial performance and business prospects its Board of Directors declared a $0.11 per share quarterly cash dividend on its common stock, payable on March 29, 2019 to the holders of record of the common stock of the Company on March 18, 2019.  This represents a 10 percent increase from last year in the Company’s quarterly cash dividend, which the Company has increased every year since it began paying cash dividends in 2004.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.4 billion in 2018.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.
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